Exhibit 10.9

SHARE REPURCHASE AGREEMENT

This Share Repurchase Agreement (“Agreement”) is made effective as of July 11, 2015 (the “Effective Date”) between Tekmira Pharmaceuticals Corporation (the “Company”), and Michael J. Sofia (“Executive”) (together the “Parties”).

RECITALS

A.	As of the Effective Date, OnCore Biopharma, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“OnCore”) and Executive have agreed to terminate any and all existing employment agreements (including any amendments thereto) and set forth their mutual rights and obligations in that certain Executive Employment Agreement dated as of the date hereof, whereby Executive will serve as the Chief Scientific Officer of OnCore (the “Employment Agreement”); and

B.	This Agreement is being entered into by and between the Parties in connection with and as a condition to the execution of the Employment Agreement.

THEREFORE, the Parties agree as follows:

Section 1.                Right of Repurchase. Executive and/or his affiliates own 1,764,815 Common Shares of the Company (the “Shares”). 906,355 of the Shares (the “Buyback Shares”) will be subject to repurchase by the Company under the circumstances and at the prices described below (collectively, the “Repurchase Right”).

(a)          Termination of Employment. Except as otherwise set forth herein, in the event that OnCore terminates the Executive's employment with OnCore for Cause (as defined in the Employment Agreement) or the Executive terminates his employment other than for Good Reason (as defined in the Employment Agreement), the Company may, during the 60-day period following such termination, repurchase any or all of the Buyback Shares that have not previously been released from the Repurchase Right (pursuant to Section 2 hereof) as of the date of termination of Executive’s employment, at a purchase price of $0.001 per share.

(b)          Notice of Repurchase. In the event that the Company elects to exercise its Repurchase Right pursuant to this Section 1, it shall provide the Executive with written notice of such election within the 60-day period following the termination date. The closing shall occur within ten (10) business days following delivery of the written notice, at which time the Company shall deliver to the Executive an amount equal to the purchase price, by cash, check or wire transfer, and the Executive shall deliver to the Company the stock certificate(s) evidencing the Buyback Shares that are the subject of the repurchase, together with executed stock powers. Failure by the Executive to deliver the stock certificates shall not affect the transfer of ownership of the Buyback Shares to the Company. Upon payment of the purchase price, the stock ledger of the Company shall reflect the Company as the owner of the Buyback Shares and the Executive will have no rights whatsoever in the Buyback Shares.

Section 2.                Termination of Repurchase Right. The Company’s Repurchase Right shall terminate as set forth below. The schedule of termination of the Repurchase Right described in Section 2(a) is shown graphically in Exhibit A attached hereto.

(a)          Termination Schedule. For the period commencing as of Effective Date and ending August 31, 2017, the right of the Company to purchase the Buyback Shares shall terminate:

(i)           as to 113,294 of the Buyback Shares, subject to adjustment to reflect stock splits, reverse stock splits or combinations, on each of (i) November 30, 2015, (ii) February 29, 2016, (iii) May 31, 2016, (iv) August 31, 2016 and (v) November 30, 2016; and

(ii)          as to 113,295 of the Buyback Shares, subject to adjustment to reflect stock splits, reverse stock splits or combinations, on each of (i) February 28, 2017, (ii) May 31, 2017 and (iii) August 31, 2017.

(b)          Other Termination Events. The right of the Company to repurchase Buyback Shares shall terminate with respect to all Buyback Shares which have not previously been released (pursuant to Section 2 hereof) from the right of repurchase if:

(i)           the Executive's employment with OnCore terminates as a result of a termination without Cause (as defined in the Employment Agreement), by the Executive for Good Reason (as defined in the Employment Agreement), or as a result of the death or Disability (as defined in the Employment Agreement) of the Executive; or

(ii)          during the period from April 1, 2016 until April 30, 2016, the Executive’s employment with OnCore is terminated for any reason.

Notwithstanding the foregoing, the Parties agree that Executive waives any right to claim a “Good Reason” under this Section 2(b) for any event, change or other circumstance which exists, has occurred, or is otherwise disclosed to Executive prior to the Effective Date. The Parties further agree that Executive hereby waives and releases any rights to terminate OnCore’s right to repurchase Buyback Shares of OnCore or the Company under any agreement entered into prior to the date hereof.

Section 3.                Enforceability. If any portion or provision of this Agreement is declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of that portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected by that declaration, and each portion and provision of this Agreement will continue to be valid and enforceable to the fullest extent permitted by law.

Section 4.                Survival. The provisions of this Agreement survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the intent of the Parties as expressed in this Agreement.

Section 5.                Waiver. No waiver of any provision of this Agreement is effective unless made in writing and signed by the waiving party, and, in the case of the Company only after the waiver has been specifically approved by the Board. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, will not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

Section 6.                Notices. Any notices, requests, demands, and other communications provided for by this Agreement are sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention to the Corporate Secretary.

Section 7.                Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

Section 8.                Governing Law. This is a Delaware contract and is to be construed under and be governed in all respects by the laws of the State of Delaware without giving effect to the conflict of laws principles of that state.

Section 9.                Counterparts. This Agreement may be executed in any number of counterparts, and by each party on separate counterparts, each of which counterparts, when so executed and delivered is to be taken to be an original; but those counterparts together constitute one and the same document. PDF, facsimile, scanned, and electronic signatures have the same legal effect as original ink signatures.

Section 10.            Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession is a material breach of this Agreement.

Section 11.            Voluntary Nature of Agreement. Executive acknowledges and agrees that he is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that he has carefully read this Agreement and that he has asked any questions needed for him to fully understand the terms, consequences, and binding effect of this Agreement. Executive agrees that he has been provided an opportunity to seek the advice of an attorney of his choice before signing this Agreement.

The Parties are executing this Executive Agreement as of the date set forth in the introductory paragraph.

TEKMIRA PHARMACEUTICALS CORPORATION

By: /s/ Mark Murray

Printed Name: Mark Murray

Title: Chief Executive Officer

EXECUTIVE

/s/ Michael J. Sofia

Printed Name: Michael J. Sofia

EXHIBIT A

Termination of Repurchase Rights

Repurchase Right Termination Date	Number of Common Shares	Shares Subject to Repurchase
Effective Date	N/A	906,355
November 30, 2015	113,294	793,061
February 29, 2016	113,294	679,767
May 31, 2016	113,294	566,473
August 31, 2016	113,294	453,179
November 30, 2016	113,294	339,885
February 28, 2017	113,295	226,590
May 31, 2017	113,295	113,295
August 31, 2017	113,295	0